Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated October 27, 2020

Preliminary Prospectus Supplement dated March 1, 2023

Registration Statement File No. 333-249689

Stanley Black & Decker, Inc.

Offering of:

$350,000,000 6.272% Notes due 2026 (the “2026 Notes”)

$400,000,000 6.000% Notes due 2028 (the “2028 Notes”)

(the “Offering”)

Term Sheet

March 1, 2023

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated March 1, 2023 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated October 27, 2020, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-249689). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Expected Ratings*:	Moody’s: Baa2 (Negative) S&P: A (Negative) Fitch: BBB+ (Negative)

Trade Date:	March 1, 2023

Settlement Date (T+3)**:	March 6, 2023

2026 Notes

Title of Security:	6.272% Notes due 2026

Principal Amount:	$350,000,000

Maturity Date:	March 6, 2026

Coupon:	6.272% accruing from March 6, 2023

Interest Payment Dates:	March 6 and September 6, commencing September 6, 2023

Benchmark Treasury:	4.000% due February 15, 2026

Benchmark Treasury Price / Yield:	98-09+ / 4.622%

Spread to Benchmark Treasury:	T + 165 bps

Yield to Maturity:	6.272%

Price to Public:	100.000% of the Principal Amount, plus accrued interest, if any, from the Settlement Date

Optional Redemption Provision:

Make-Whole Call:	Prior to March 6, 2024 (the date that is two (2) years prior to the maturity date), make-whole call at Treasury Rate plus 25 bps

Par Call:	At any time on or after March 6, 2024

2028 Notes

Title of Security:	6.000% Notes due 2028

Principal Amount:	$400,000,000

Maturity Date:	March 6, 2028

Coupon:	6.000% accruing from March 6, 2023

Interest Payment Dates:	March 6 and September 6, commencing September 6, 2023

Benchmark Treasury:	4.000% due February 29, 2028

Benchmark Treasury Price / Yield:	98-24 3⁄4 / 4.275%

Spread to Benchmark Treasury:	T + 175 bps

Yield to Maturity:	6.025%

Price to Public:	99.893% of the Principal Amount, plus accrued interest, if any, from the Settlement Date

Optional Redemption Provision:

Make-Whole Call:	Prior to February 6, 2028 (the date that is one (1) month prior to the maturity date), make-whole call at Treasury Rate plus 30 bps

Par Call:	At any time on or after February 6, 2028

CUSIP / ISIN:
2026 Notes:	854502 AS0 / US854502AS01
2028 Notes:	854502 AT8 / US854502AT83

Day Count Convention:	30/360

Payment Business Days:	New York

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the notes will be made against payment therefor on or about March 6, 2023, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before delivery hereunder should consult their own advisors.

The issuer has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, by email at dg.prospectus_requests@bofa.com or by calling 1-800-294-1322; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus@citi.com or by calling 1-800-831-9146; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1-212-834-4533; or Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, by email at wfscustomerservice@wellsfargo.com or by calling 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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